Exhibit 4(b)
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                          MORTGAGE, SECURITY AGREEMENT
                             AND FINANCING STATEMENT

         This mortgage made this 14th day of August, 2002, between Jaclyn, Inc., a Delaware corporation, having its principal office located at 635 59th Street, West New York, New Jersey 07093 ("Mortgagor"); and

         HUDSON UNITED BANK, a New Jersey corporation, having its principal office located at 1000 MacArthur Boulevard, Mahwah, New Jersey 07430 ("Mortgagee");

         WITNESSETH, that to secure the payment of an indebtedness in the sum of THREE MILLION TWO HUNDRED FIFTY THOUSAND AND NO/100 (3,250,000.00) DOLLARS and any modifications, extensions or renewals thereof together with interest thereon to be paid according to a certain note in the original principal amount of $3,250,000.00 (the "Note") and in consideration of one dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, Mortgagor hereby mortgages to Mortgagee:

         ALL that certain tract or parcel of land and premises, situate, lying and being in the Town of West New York, in the County of Hudson and State of New Jersey, as more particularly described on Schedule A attached hereto and made a part hereof (the "premises").

         Mortgagor covenants with Mortgagee as follows:

         Warranty of Title. Mortgagor warrants title to the premises free and clear of all liens and encumbrances except those matters set forth in title insurance commitment No. 02-6542851 issued by Fidelity National Title Insurance Company of New York and not omitted at the closing of the mortgage loan evidenced by the Note.

         Ownership; Liens. Mortgagor is the owner of the premises and shall pay all taxes, water rates, municipal liens or assessments levied against the premises, and that no owner of the premises shall be entitled to any credit or make any deductions from the interest, principal charges or advances hereby secured by reason of the payment of any such taxes or liens thereon. If not paid, the holder hereof shall have the right to pay the same and the amount paid shall be added to the amount due hereunder with interest at five (5) percentage points over the interest rate payable on the Note at the time of such advancement.

         Mortgagor shall make monthly deposits with Mortgagee into a non-interest bearing deposit account (the "Special Escrow Account") to be used by Mortgagee to pay the yearly taxes and assessments

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levied against the premises and/or the yearly premiums for insurance. Mortgagee shall establish, in the exercise of its sole discretion, the amount of the initial deposit, and such initial deposit shall be paid by Mortgagor to Mortgagee on demand. Thereafter, Mortgagor shall deposit with Mortgagee for deposit into the "Special Escrow Account", on the due date of and in addition to, the monthly installment payment of interest and principal, a sum equal to one-twelfth of the yearly taxes and assessments levied against the premises, and if so required, one-twelfth of the yearly premiums for insurance. When unknown, Mortgagee, in the exercise of its sole discretion, shall estimate the amount of such taxes, assessments and premiums. Any deficiency in such account shall be paid by Mortgagor to Mortgagee upon demand. If a default occurs under this Mortgage, the Note or any other Loan Document, Mortgagee may apply any funds in such account against the outstanding balance of obligations secured hereby.

         Mortgagee may, from time to time, in its sole discretion, waive and after any such waiver reinstate, after the occurrence of an Event of Default under Paragraph 14(B) hereunder or upon the occurrence of any other Event of Default and the during the continuance of any such other Event of Default, any or all of the terms and/or conditions of the Special Escrow Account by notice to Mortgagor in writing. While any such waiver is in effect, Mortgagor shall pay when due all taxes, assessments and insurance premiums with respect to the premises. At of the date hereof, Mortgagee waives the requirement that Mortgagor establish a special escrow account pursuant to this Paragraph 2. Mortgagor shall provide Mortgagee, on demand and annually regardless of whether Mortgagee has made demand, proof, as Mortgagee in the exercise of its sole discretion shall deem satisfactory, that Mortgagor has paid when due all taxes, assessments, and insurance premiums with respect to the premises.

         Promise to Pay. That Mortgagor promises to pay the Note in accordance with its terms.

         Mortgagor's Obligation to Furnish Statement. That Mortgagor, upon written request of Mortgagee, will furnish a statement confirming the amount due on this Mortgage.

         Security Interest. This Mortgage shall include such interest as Mortgagor as owner shall have in all buildings, fixtures and personal property now or hereafter used in the physical operation of the premises (but not the operation of Mortgagor's business) including, without limitation, all motors, generators, carpets, furnishings, screens, curtains, awnings, window shades, all lighting, heating, ventilating, air-conditioning, sprinkling, fire prevention or extinguishing, plumbing, gas, water, power, incinerating, and laundry systems and fixtures, all engines, machinery, gas and oil tanks, washing machines, boilers, ranges, furnaces, elevators and meters, mirrors, refrigerators,

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refrigeration plants, freezers, garbage disposal units, cabinets, shades, sashes, mantels, storm and screen windows, doors and appliances, which are now, or which may hereafter be placed or located in, on or upon the premises, together with all additions and accessories thereto, substitutions therefor and replacements thereof, together with all rents and/or monies paid by the tenants of the premises.

         That this Mortgage shall include as additional security for all Obligations secured hereby, such interest as Mortgagor shall have in all subdivision and site plans, all applications to any governmental agencies, all governmental approvals and any professional contracts, agreements or understandings now existing or hereafter entered into relating to or involving the physical operation or development of the premises (but not the operation of Mortgagor's business) including, without limitation, construction contracts, architect's agreements, management agreements and agreements for services heretofore or hereafter rendered to Mortgagor in connection with the use, development or renovation of the premises and Mortgagor authorizes all engineers, attorneys or architects to use any of the work therefore done by any of them for Mortgagor for the benefit of Mortgagee or of anyone acquiring title at a sale upon the foreclosure of this Mortgage.

         This Mortgage is a security agreement within the meaning of the Uniform Commercial Code of the State of New Jersey (the "Code") with respect to all assets which Mortgagee has granted a security interest in favor of Mortgagor under this Paragraph 5 above as to which the creation and perfection of a security interest is subject to the Code and is also a mortgage as to those portions of the collateral described in this Mortgage that are classified as real property. Mortgagor shall not, without first obtaining the prior written consent of Mortgagee, pledge, assign or grant any security interest in any real or personal property described this Mortgage in which Mortgagee is granted a lien or security interest. If an Event of Default set forth in this Mortgage shall have occurred and shall be continuing, this Mortgage, the Note, or any other Loan Document (as hereinafter defined), Mortgagor shall have the option of proceeding, to the extent permitted under applicable law, as to both real and personal property in accordance with its rights and remedies with respect to the real property as an alternative to proceeding in accordance with the provisions of the Code and Mortgagee may exercise any and all of the other rights as a secured party under the Code. The address of Mortgagor, as debtor, and the address of Mortgagee, as secured party, are shown on the first page of this Mortgage.

         To the extent permitted by applicable law, this Mortgage shall be deemed to be and may be enforced from time to time as a mortgage, assignment, security agreement or financing statement and shall constitute a financing statement filed as a "fixture filing" for the purposes of Article
12A:9-501(a)(B) of the Code. For

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purposes of compliance with the aforementioned section of the Code, Mortgagee is secured party, Mortgagor is the Debtor, and the address of Mortgagee (secured party) from which information concerning the security interest granted hereby may be obtained is set forth on the first page of this Mortgage.

         No Removal of Buildings; Erection of Structures. That no building or any part thereof shall be removed from the premises, nor shall any structural or material design changes be made to any such building or part thereof without the prior written consent of Mortgagee which consent shall not be unreasonably withheld. That no additional building or other structure shall be erected on the premises without the prior written consent of Mortgagee. Mortgagor shall have the right to make non-material, non-structural changes without the consent of the Mortgagee.

         Insurance. That Mortgagor shall obtain and maintain insurance on the premises and all parts thereof and operations conducted therein in such manner and against such loss, damage and liability, including liability to third parties, as a prudent lender would require from time to time. Such insurance shall include, without limitation, the following:

                  Public liability insurance insuring against any and all liability or claims of liability arising out of, or occasioned by or resulting from, any accident or otherwise resulting in or about the premises an amount not less than $2,000,000.00;

                  Hazard insurance, premises damage and broad form fire and extended coverage, with additional extended coverage insuring against such other hazards, casualties and contingencies as Mortgagee may require, which insurance shall be in an amount not less than the replacement value of all buildings located thereon and the contents thereof, as determined at regular intervals.

                  If the premises is required to be insured pursuant to the Flood Disaster Protection Act of 1973 and the Major Flood Insurance Act of 1968 and the regulations promulgated thereunder, flood insurance in an amount not less than $900,000.00 or the maximum limit of coverage available under the federally subsidized programs, whichever amount is less.

                  Any insurance required hereunder shall be written by insurance companies authorized or licensed to do business in the State of New Jersey and which shall have at all times a Best Rating of at least "A" or other rating acceptable to Mortgagee. Each such company shall have had such rating for at least the preceding four (4) years. Each insurance policy shall contain a provision to the effect that such policy shall not be canceled or changed in any manner without thirty (30) days' prior written notice to Mortgagee. Each policy shall be renewed or replaced and evidence thereof presented to Mortgagee at least twenty (20) days prior to its

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expiration. Each insurance policy providing insurance against loss of or damage to premises shall be written or endorsed so as to make the loss payable directly to Mortgagee and each policy providing public liability coverage shall be written or endorsed so as to name Mortgagee as an additional insured. All policies shall contain proper mortgagee clauses insuring Mortgagee, as mortgagee and shall be deposited with Mortgagee throughout the term of the Note. Any such insurance shall also provide that any amounts payable to Mortgagee under the policy shall not be reduced by prorating with any other insurance.

         Mortgagor's Affirmative Covenants. That Mortgagor will, unless Mortgagee shall otherwise consent in writing:

                  A. Within one hundred twenty (120) days of the end of its fiscal year, supply Mortgagee with a balance sheet and profit and loss statement, which financial statements shall be prepared by Mortgagor in conformity with generally accepted accounting principles and certified by either the President or chief financial officer of Mortgagor, audited by independent certified public accountants approved by Mortgagee which approval will not be unreasonably withheld, shall fairly present Mortgagor's financial condition at the close of each fiscal year and the results of its operations during each fiscal year;

                  B. From time to time furnish Mortgagee, upon its request, such further information regarding Mortgagor's business affairs and financial condition as Mortgagee may deem reasonably necessary within ten (10) days of such request;

                  C. Notify Mortgagee promptly of any action, suit or other proceeding which, if adversely determined, would result in a judgment in excess of $100,000.00 or have a material adverse effect on Mortgagor's financial condition or business;

                  D. Give to Mortgagee prompt notice of any default by Mortgagor under any material agreement or obligation with others;

                  E. Execute such financing statements and such other documents as may be reasonably required by Mortgagee, from time to time, to create, perfect and preserve its security interest in any collateral securing repayment of the Note and to pay the cost of filing such documents pursuant to law. Mortgagor appoints Mortgagee its attorney-in-fact to execute any such documents;

                  F. Continuously maintain its corporate existence in good standing as a Delaware corporation;

                  G. Pay all of its obligations in the ordinary course of its business;

                  H. Maintain, as of the end of each fiscal year of

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Mortgagor, commencing with the fiscal year ending June 30, 2003, a debt service coverage ratio of not less than 1.25 to 1.0, which debt service coverage ratio is defined as net income after taxes plus depreciation to the current portion of long term debt, all as reflected on Mortgagor's financial statements delivered to Mortgagee pursuant to Subparagraph 8(A) of this Mortgage.

                  I. Immediately notify Mortgagee of any default by Mortgagor or any tenant or subtenant under any real estate lease for all or any portion of the premises which would permit either party to terminate the lease or sublease or permit any such tenant, or subtenant to withhold payments under any such lease or sublease;

                  J. Deliver to Mortgagee within ten (10) days after the end of each fiscal year of Mortgagor, commencing with the fiscal year ending June 30, 2003, a certificate signed by an officer of Mortgagor to the effect that such individual is not aware of any condition, event or act which would constitute an Event of Default under this Mortgage, the Note or any other Loan Document or which would constitute an Event of Default under this Mortgage, the Note or any other Loan Document with a lapse of time or the giving of notice or both, or if such condition, event or act exists specifying same.

         Mortgagor's Negative Covenants. That Mortgagor will not, unless Mortgagee shall otherwise consent in writing:

                  Create, suffer or permit to exist any lien or encumbrance against all or any part of the premises except as permitted by this Mortgage;

                  Sell, lease, transfer or otherwise dispose of any part of the premises, whether now owned or hereafter acquired, except as otherwise permitted by this Mortgage; provided, that the transfer of all or any portion of any equity or other securities of Mortgagor (including any warrants, options or other securities exchangeable or convertible into any of the foregoing) shall not constitute the sale, lease, transfer or other disposition of the premises; or

                  Enter into a sale of assets, consolidation or merger agreement which would involve a change of ownership of the premises.

         Eminent Domain. If all or any portion of the premises is taken by the exercise of eminent domain or a conveyance of any part of the premises is given in lieu of any such condemnation, the proceeds of such taking or conveyance shall be payable to Mortgagee and the proceeds shall be applied, at Mortgagee's option, (i) to restore the premises so that the premises shall be, as nearly as practicable, in the same condition as immediately prior to such taking or conveyance, subject to such reasonable requirements as to

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the disbursement of such proceeds as Mortgagee may deem necessary; or (ii) to reduce the Note. In the event the proceeds are used to reduce the Note, the Note shall, at Mortgagee's option, become immediately due and payable. The disbursement of the proceeds of any such award or taking shall be subject to the reasonable restrictions of Mortgagee as to its use. The proceeds of any award or claim for damages, direct or consequential, in connection with any such condemnation or other taking of the premises or any part thereof or for the conveyance in lieu of condemnation are assigned and shall be paid to Mortgagee and shall be applied as provided above to reduce the Note or to the restoration of the premises. If such a substantial portion of the premises shall be taken, which is sufficient in the good faith judgment of Mortgagee to render the remaining portion of the premises uneconomic for restoration, the Note shall become immediately due and payable and the proceeds of any such award shall be used to reduce the Note. If the Note is required by Mortgagee to be reduced or paid in full as a result of such damage or destruction, there shall be no prepayment fee imposed as a result of such prepayment.

         Destruction of Premises. If a portion of any building located on the premises shall be damaged or destroyed, Mortgagor shall use the proceeds of any insurance payable to Mortgagor as a result of any such damage or destruction, at Mortgagee's option, (i) to restore the building so that the building shall be, as nearly as practicable, in the same condition as immediately prior to such damage or destruction; or (ii) to reduce the Note. In the event the proceeds are used to reduce the Note, the Note shall, at Mortgagee's option, become immediately due and payable. The disbursement of the insurance proceeds shall be subject to the reasonable restrictions of Mortgagee as to its use. If such a substantial portion of any building shall be damaged or destroyed which is sufficient, in the good faith judgment of Mortgagee, to render the remaining portion of the building uneconomic for restoration or repair, the Note shall become immediately due and payable and the proceeds of any such insurance shall be used to reduce the Note. If the Note is required by Mortgagee to be reduced or paid in full as a result of such damage or destruction, there shall be no prepayment fee imposed as a result of such prepayment.

         Hazardous Substances.

                  That to the best of Mortgagor's knowledge, no part of the premises has ever been used by previous owners and/or operators to refine, produce, store, handle, transfer, process or transport "Hazardous Substances", as such term is defined in N.J.S.A. 58:10- 23.11b(k) of the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10-23.11 et seq.) and Mortgagor has not in the past nor does Mortgagor intend in the future, to use the premises for the purpose of refining, producing, storing, handling, transferring, processing or transporting such "Hazardous

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Substances," except for the storage, handling, transfer and transport in the ordinary course of Mortgagor's business, as currently conducted, and for other incidental use, in each case in accordance with applicable laws.

                  That to the best of its knowledge, Mortgagor knows of no evidence of the presence of such "Hazardous Substances" or "Hazardous Wastes", as such terms are defined in N.J.A.C. 7:1-3.3, on or in the premises, except for the presence of cleaning and other materials used in the ordinary course of business.

                  That in the event that there shall be filed a lien against the premises by the New Jersey Department of Environmental Protection, pursuant to and in accordance with the provisions of N.J.S.A. 58:10-23.11f(f), as a result of the chief executive of the New Jersey Spill Compensation Fund having expended monies from such fund to pay for "Damages", as such term is defined in N.J.S.A. 58:10-23.11g, and/or "Cleanup and Removal Costs", as such term is defined in N.J.S.A. 58:10-23.22b(d), then Mortgagor shall, within thirty (30) days from the date that Mortgagor is given notice that the lien has been placed against the premises or within such shorter period of time in the event that the State of New Jersey has commenced steps to cause the premises to be sold pursuant to the lien, either (i) pay the claim and remove the lien from the premises, or (ii) furnish a bond satisfactory to the title insurance company and Mortgagee in the amount of the claim out of which the lien arises.

                  That should Mortgagor cause or permit any intentional or unintentional action or omission resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of "Hazardous Substances", as such term is defined in N.J.S.A 58:10-23.11b(k), into the waters or onto the lands of the State of New Jersey, or into the waters outside the jurisdiction of the State of New Jersey resulting in damage to the lands, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed or held in trust or otherwise controlled by the State of New Jersey, without having obtained a permit issued by the appropriate governmental authorities, Mortgagor shall promptly clean up such spill, leak, pumping, pouring, emitting, emptying or dumping in accordance with the provisions of the New Jersey Spill Compensation and Control Act.

                  Mortgagor will not use, or permit the use of, the premises or any portion of the premises for any purpose which would subject the premises to the provisions of the New Jersey Industrial Site Recovery Act (N.J.S.A. 13:1K-6 et seq.) as presently written. Mortgagor will impose this restriction on any and all future leases it grants for all or any part of the premises.

         On-Site Inspection. That Mortgagor shall at the request of Mortgagee but not more frequently than once in any twelve (12)

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month period, cause to be conducted a complete and thorough on-site inspection of the premises (but not to include invasive testing) to determine if the premises are being operated free of any release, spilling, leaking, pumping, pouring, emitting, emptying or dumping of Hazardous Substances and to determine if there are any Hazardous Substances on the surface of, in the subsurface of, or located in, the premises. The inspection shall be made by a person or persons approved by Mortgagee and complete reports of all such inspections shall be promptly delivered to Mortgagee. If Mortgagor fails to provide for any such inspection, Mortgagee, in addition to exercising any other remedies, may cause such inspection to be made and add the expense thereof to the amount due on the Obligations (as hereinafter defined) secured by this Mortgage.

         Events of Default. That in the case of the happening of any of the following events (an "Event of Default"), the principal sum of the Note or as much thereof as may remain unpaid, together with all arrearages of interest, charges and all advancements and additions thereto inclusive, all money advanced for taxes, liens and insurance and all other amounts secured by this Mortgage plus interest thereon (collectively, the "Obligations") at the option of Mortgagee, shall become and be due and payable immediately thereafter:

                  Any representation or warranty made in connection with the Note, this Mortgage or in any report, certificate, operating report, financial statement or other document furnished in connection with the Note, or with the execution and delivery of the Note by Mortgagor or this Mortgage shall prove to be false or misleading in any material respect;

                  Failure to make any payment of principal of, or any installment thereof, or interest on, the Note, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise and the continuance of such default for a period of thirty (30) days;

          Default with respect to any evidence of indebtedness or liability of Mortgagor for borrowed money in excess of $50,000.00 in the aggregate (other than the Note), if the effect of such default is to accelerate the maturity of such evidence of indebtedness or liability or in the case of a default in the payment of principal or interest on any such indebtedness, to permit the holder or obligee thereof to cause any indebtedness to become due prior to its stated maturity, or any such indebtedness shall not be paid as and when due and payable;

                  Mortgagor shall sell, convey, transfer or assign the premises or any interest therein, except as otherwise permitted by Paragraph 10; provided, that the transfer of all or any portion of any equity or other securities of Mortgagor (including any

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warrants, options or other securities exchangeable or convertible into any of the foregoing) shall not constitute the sale, conveyance, transfer or other assignment of the premises or any interest therein.

                  Failure by Mortgagor to perform any covenant, condition or agreement contained in Paragraph 7 of this Mortgage and the continuance of such failure for a period of five (5) days.

                  Failure by Mortgagor to perform any other covenant, condition or agreement contained in this Mortgage, the Note or any other document executed or delivered in connection with this Mortgage (collectively, the "Loan Documents") and except where a specific grace and/or notice period is provided with respect to such failure, the continuance of such failure for a period of thirty (30) days after notice from Mortgagee or such longer period of time if such failure cannot be cured within such thirty (30) day period, provided Mortgagor has commenced to cure such failure within such thirty (30) day period and diligently prosecutes such failure to conclusion, or such shorter period of time as Mortgagee shall determine, if, in the reasonable opinion of Mortgagee, the continuance of such failure for a period of thirty (30) days or such longer period of time, as Mortgagee shall determine but in no event less than five (5) days, if in the reasonable opinion of Mortgagee would impair the value of any collateral securing any Obligation or adversely effect the repayment of any Obligation.

                  Mortgagor shall, without Mortgagee's prior written consent, create any lien on any portion of the premises, whether or not prior to this Mortgage, and fail to have any such lien which is imposed on any part of the premises without Mortgagee's consent, immediately discharged (i) within ten (10) days after such lien is created or such longer period of time if such lien cannot be discharged within such ten (10) day period, provided Mortgagor has commenced to remove such lien within such ten (10) day period and diligently prosecutes same to conclusion or (ii) such shorter period of time as Mortgagee shall determine but in no event less than five (5) days if, in the opinion of Mortgagee, the continuance of such lien for a period of ten (10) days or such longer period of time, as Mortgagee shall determine, if in the reasonable opinion of Mortgagee, after notice would impair the value of any collateral securing any Obligation or adversely affect the repayment of the Obligation;

                  Final judgment for the payment of money in excess of an aggregate of $100,000.00 shall be rendered against Mortgagor which judgment is not fully covered by insurance, or the same shall remain undischarged for a period of thirty (30) consecutive days during which execution is not effectively stayed;

                  Mortgagor shall (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or any of

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its premises; (ii) admit in writing its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated a bankrupt or insolvent or (v) file a voluntary petition in bankruptcy or under any reorganization, insolvency, readjustment of debt, dissolution or liquidation law or statute, or an answer admitting the material allegations of a petition is filed against it in any proceeding under any such law or if action shall be taken for the purposes of effectuating any of the foregoing;

                  An order, judgment or decree is entered by any court of competent jurisdiction approving a petition seeking the reorganization of Mortgagor or of all or a substantial part of Mortgagor's assets, or appointing a receiver, trustee or liquidator of Mortgagor and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) days;

                  Any material adverse change in Mortgagor's financial condition;

                  Failure by Mortgagor to comply with any order of any department or office of the State of New Jersey or any county or municipality wherein the premises are situate of which Mortgagor has actual knowledge (i) within ten (10) days after such order has been issued by such department or office or such longer period of time if such default cannot be cured provided Mortgagor has commenced to cure such default within such ten (10) day period and diligently prosecutes such default to conclusion or (ii) such shorter period of time as Mortgagee shall determine but in no event less than five (5) days if, in the reasonable opinion of Mortgagee, the continuance of such default for a period of ten (10) days or such longer period of time after notice would impair the value of any collateral securing any Obligation or adversely affect the repayment of the Obligation;

                  Mortgagor shall allow any building upon the premises to become vacant and unoccupied, except in the normal course of Mortgagor's business, or fail to protect the buildings and the improvements thereon from damages through freezing or otherwise in winter weather or fail to protect the buildings and the improvements located thereon from damages from any other cause whatsoever other than ordinary wear and tear;

                  Mortgagor shall use or permit the use of the premises or any building thereon or any part thereof for any purpose forbidden by law; or

                  Mortgagor shall fail to maintain the building on the premises in good repair or remove or demolish, or attempt to remove or demolish, any building or part thereof now erected, or which may hereafter be erected on the premises or permit the same to be removed or demolished.

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         Further, in the event and during the continuation of any of the foregoing Events of Defaults, Mortgagee, in addition to any rights and remedies available to it at law or in equity, may also take any or all of the following actions:

                  I. Enter upon and take possession of the premises and rent the same as a mortgagee in possession in accordance with applicable law, either in its name or in the name of Mortgagor and receive the rents, issues and profits of the premises, and apply the same, after the payment of the necessary charges and expenses, including management commissions, on account of the monies and obligations hereby secured being accountable only for such rents and profits as are actually collected by it while in possession.

         Foreclose this Mortgage, and upon the commencement of an action for that purpose, Mortgagee shall be entitled to the appointment of a receiver of the rents and profits of the premises without the necessity of proving either inadequacy of the security or insolvency of Mortgagor, or any person who may be legally or equitably liable to pay money secured hereby, and Mortgagor and each such person waives such proof and consents to the appointment of such receiver.

         Take any and all steps necessary or advisable in the opinion of Mortgagee including, without limitation, the expenditure of monies which will be secured by this Mortgage and considered an advancement under the Note, to complete the construction of any building located on the premises, to operate the premises and to comply with any and all state, federal or local laws applicable to a sale of the premises or part thereof.

                  In connection with the foregoing rights granted to Mortgagee, Mortgagor designates Mortgagee its attorney-in-fact, with full power of substitution, which power shall be deemed to be coupled with an interest and irrevocable, to perform any act which Mortgagor might do in connection with the completion of construction on the premises, the operation of any business in the premises and the subsequent sale of all or any part of the premises.

         IV. Mortgagee may be the purchaser of the whole or any part of the premises or of any interest therein at any sale of the premises whether pursuant to foreclosure or power of sale or otherwise hereunder and may apply upon the purchase price any sum, the payment of which is secured by this Mortgage. Mortgagee, upon any such purchase, shall acquire good title to the properties or rights so purchased free of the lien of this Mortgage and free of all equities and rights of redemption in Mortgagor, to the extent permitted by law.

         V. Mortgagee shall have the right to appear in and defend

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any action or proceeding brought with respect to the premises and to bring any action or proceeding, in the name and on behalf of Mortgagor, which Mortgagee, in its reasonable discretion, believes should be brought to protect its interest in the premises. Mortgagee may take such action by attorneys selected by Mortgagee. Mortgagor shall pay all reasonable out-of-pocket expenses in connection therewith on demand, including reasonable attorneys' fees, costs and disbursements.

     Environmental Default. In addition to the provisions of Paragraph 16 hereof, in the event of the failure of Mortgagor to comply with any of the requirements of N.J.S.A. 13:1K-6 et seq.; N.J.S.A. 58:10-23.11 et seq., 42 U.S.C.ss.8901 et seq., 42 U.S.C.ss.9601 et seq., and/or any related regulations and/or any other environmental law or regulation applicable to the premises, Mortgagee shall have the right, at the sole option of Mortgagee, to comply with such statutory or regulatory requirements, and/or to cure any such default, and the reasonable out-of-pocket costs and expenses of such compliance and/or cure shall be added to the indebtedness secured by this Mortgage and shall be due and payable upon demand with interest computed from the date(s) on which such costs and expenses were incurred by Mortgagee at two (2) percentage points above Mortgagee's Prime Rate.

     Deposit Account. As a result of the environmental investigation of the premises, it has been determined that there are at least three (3) abandoned underground oil tanks located on the premises and potentially one (1) abandoned underground gasoline tank located on the premises. In order to induce Mortgagee to close the mortgage loan evidenced by the Note, Mortgagor has deposited with Mortgagee the sum of $150,000.00 as security for Mortgagee's obligation to investigate the existence of such underground tanks and take any and all remediation action required by the New Jersey Department of Environmental Protection (the "NJDEP"). If Mortgagor fails to promptly proceed with and to diligently pursue such investigation and the obtaining of a "no further action" letter from the NJDEP, Mortgagor shall take any and all action recommended by Mortgagee's environmental consultant in its reasonable opinion to alleviate any contamination or adverse environmental condition at the premises resulting from the existence of such tanks. Such deposit account shall be an interest bearing account over which Mortgagee shall have the sole right of withdrawal. Mortgagee shall have a security interest in and a lien upon all funds in such deposit account. Upon the written request of Mortgagor, Mortgagee will permit Mortgagee to use the funds in such account to pay for the cost and expenses of investigating and remediating any such environmental contamination or adverse environmental condition, provided (i) Mortgagor has submitted to the NJDEP a clean-up plan with respect to all such underground tanks which plan has been approved by the NJDEP; and (ii) the entire cost of such investigation and remediation does not exceed $150,000.00 in the reasonable opinion of Mortgagee's environmental consultant or if

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

the costs and expenses do exceed $150,000.00, Mortgagor has deposited such excess costs in the deposit account or has presented proof satisfactory to Mortgagee that such excess amount has been paid in full by Mortgagor. The disbursement of the proceeds of the deposit account shall be subject to such reasonable restrictions as Mortgagee may require. Upon the occurrence and during the continuance of an Event of Default and the acceleration by Mortgagee of the Note, Mortgagee is authorized to use any and all funds contained in such account to investigate the existence of the underground tanks on the premises and any contamination resulting therefrom and to remediate any adverse environmental condition on, under or about the premises. At such time as Mortgagor provides a "no further action" letter issued by the NJDEP or such other evidence of compliance by Mortgagor with all environmental laws related to the existence of such underground tanks at the premises as is reasonably acceptable to Mortgagee's environmental consultant, the balance of the funds contained in the deposit account together with all accrued but unused interest shall be released to Mortgagor.

Mortgagee's Exercise of Right. That wherever pursuant to this Mortgage, Mortgagee exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Mortgagee, the decision of Mortgagee to approve or disapprove or to decide that arrangements or terms are satisfactory or not satisfactory shall be in the sole discretion of Mortgagee and shall be final and conclusive.

     Cumulative Rights and Remedies. All rights and remedies of Mortgagee or Mortgagor contained herein, in the Note and the other Loan Documents, which terms are incorporated herein by reference, are intended by the parties hereto to be cumulative in nature, scope and effect. Any one or more of such rights and remedies may be exercised by Mortgagee concurrently with or independently of any or all other rights or remedies.

     Mortgagee's Right to Proceed for Part of Debt. Mortgagee shall have the right from time to time to take action to recover any sum or sums which constitute a part of the Obligations secured by this Mortgage as the same become due, without regard to whether or not the balance of any such Obligation shall be due, and without prejudice to the right of Mortgagee thereafter to bring an action of foreclosure, or any other action, for a default or defaults by Mortgagor existing at the time such earlier action was commenced.

     No Claim for Damages. If Mortgagor shall request Mortgagee's consent or approval pursuant to any of the provisions of this Mortgage or otherwise, and Mortgagee shall fail or refuse to give, or shall delay in giving, such consent or approval, Mortgagor shall in no event make, or be entitled to make, any claim for damages (nor shall Mortgagor assert, or be entitled to assert, any such claim by way of defense, set-off or counterclaim) based upon any

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

claim or assertion by Mortgagor that Mortgagee unreasonably withheld or delayed its consent or approval, and Mortgagor hereby waives any and all rights that it may have from whatever source derived, to make or assert any such claim. Mortgagor's sole remedy for any such failure, refusal or delay shall be an action for a declaratory judgment, specific performance or injunction, and such remedies shall be available only in those instances where Mortgagee has expressly agreed in writing not to unreasonably withhold or delay its consent or approval or where, as a matter of law, Mortgagee may not unreasonably withhold or delay the same.

     Mortgagor's Indemnification. Mortgagor shall protect, indemnify and save harmless Mortgagee from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses), imposed upon or incurred by or asserted against Mortgagee (excluding Mortgagee's gross negligence or willful misconduct) and arising from any state of facts or circumstances existing prior to Mortgagee's acquiring title through foreclosure or a deed in lieu of foreclosure or due to any action or inaction of Mortgagor or any occupant of the premises or any tenant by reason of (a) ownership of this Mortgage, the premises or any interest therein or receipt of any rents or profits from the premises; (b) any accidents, injury to or death of persons or loss of or damage to premises occurring in, on or about the premises or any part thereof or on the adjoining sidewalks, curbs, adjacent premises or streets or ways; (c) any use, nonuse or condition in, on or about the premises or any part thereof or on the adjoining sidewalks, curbs, adjacent premises or adjacent parking areas, streets or ways; (d) any failure on the part of Mortgagor to perform or comply with any of the terms of this Mortgage or the Lease; (e) performance of any labor or services or the furnishing of any materials or other premises in respect of the premises or any part thereof; (f) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances on, from or affecting the premises; (g) any personal injury (including wrongful death) or premises damage (real or personal) arising out of or related to such Hazardous Substances affecting the premises; (h) any lawsuit brought or threatened, settlement reached or governmental order relating to such Hazardous Substances; or (i) any violation of laws, orders, regulations, requirements or demands of governmental authorities, or any policies or requirements of Mortgagee, which are based upon or are in any way related to such Hazardous Substances affecting the premises including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses. Any amounts payable to Mortgagee by reason of the application of this Paragraph 21 shall be secured by this Mortgage and shall become immediately due and payable and shall bear interest at Mortgagee's Prime Rate in effect from time to time, plus two (2) percentage points. The obligations of Mortgagor under this Paragraph 21 shall survive any termination,

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

satisfaction, assignment, judgment of foreclosure or delivery of a deed in lieu of foreclosure of this Mortgage.

     Forbearance by Mortgagee. Any forbearance by Mortgagee in exercising any right or remedy hereunder, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any such right or remedy. The procurement of insurance or the payment of taxes or other liens or charges by Mortgagee shall not be a waiver of Mortgagee's right to accelerate the maturity of the indebtedness secured hereby.

     Mortgagor's Waivers. Mortgagor hereby waives the right to claim an offset and the right to assert a counterclaim in any action or proceeding in which Mortgagor and Mortgagee are parties brought by Mortgagee to enforce its rights hereunder unless such claim or counterclaim is required to be asserted in that proceeding in order to preserve such claim or counterclaim.

     Jurisdiction; Appointment of Agent. All actions or proceedings with respect to the Note and this Mortgage shall be instituted in the courts of the State of New Jersey, County of Bergen or Passaic or the United States District Court for the State of New Jersey and by execution and delivery of the Mortgage, Mortgagor irrevocably and unconditionally submits to the jurisdiction (both subject matter and personal) of such court, and irrevocably and unconditionally waives (i) any objection Mortgagor may have or hereafter may have to the laying of venue in such court, and (ii) any claim that any action or proceeding in such court has been brought in an inconvenient forum. Mortgagor agrees that so long as Mortgagor shall be obligated to Mortgagee under the Note or this Mortgage, Mortgagor shall maintain duly appointed agents satisfactory to Mortgagee for the service of process in the State of New Jersey and shall keep Mortgagee advised in writing of the identity and location of such agents. The failure of such agents to give notice to Mortgagor of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon.

     Waiver of Marshaling/Waiver of Redemption. Mortgagor hereby waives all rights, legal and equitable, it may now or hereafter have to require marshaling of assets or to require upon foreclosure sales of assets in particular order. Mortgagor also hereby waives to the extent permitted by law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption was now or hereafter in force and all rights of marshaling in the event of any sale of the premises or any part thereof. Further, Mortgagor hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of this Mortgage on behalf of Mortgagor, and on behalf of each and every person acquiring any interest in or title to the premises subsequent to the date of this Mortgage and on behalf of all such persons to the extent permitted by applicable law.

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

     Waiver of Jury Trial. Mortgagor and Mortgagee recognize that in matters related to the Note and this Mortgage, any such party may be entitled to a trial in which matters of fact are determined by a jury (as opposed to a trial in which such matters are determined by a federal or state judge). By execution of this Mortgage, Mortgagee and Mortgagor will give up their respective rights to a trial by jury. Mortgagor and Mortgagee each hereby expressly acknowledges that this waiver is entered into to avoid delays, minimize trial expense, and streamline the legal proceedings in order to accomplish a quick resolution of claims arising under or in conjunction with the Note and this Mortgage.

         A. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, MORTGAGOR AND MORTGAGEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT MORTGAGOR OR MORTGAGEE MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DIRECTLY OR INDIRECTLY, AT ANY TIME ARISING OUT OF, UNDER, OR IN CONNECTION WITH THE NOTE, THIS MORTGAGE AND THE OTHER LOAN DOCUMENTS OR ANY TRANSACTION CONTEMPLATED THEREBY OR HEREBY, BEFORE OR AFTER MATURITY.

         B. CERTIFICATIONS. MORTGAGOR HEREBY CERTIFIES THAT NEITHER ANY REPRESENTATIVE NOR AGENT OF MORTGAGEE NOR MORTGAGEE'S COUNSEL HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT MORTGAGEE WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER. MORTGAGOR ACKNOWLEDGES THAT MORTGAGEE HAS BEEN INDUCED TO ENTER INTO THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATION HEREIN.

     No Avoidance. That Mortgagor will not exercise any statutory or other right to void its acquisition of the premises under the Industrial Site Recovery Act without the prior written consent of Mortgagee.

     Modification. THIS MORTGAGE IS SUBJECT TO MODIFICATION, AT THE OPTION OF MORTGAGEE, AS PROVIDED IN N.J.S.A. 46:9-8.1 et seq.

     Notices. All notices given hereunder or in any way affecting this Mortgage shall be in writing and delivered by Registered or Certified Mail, Return Receipt Requested, or by personal delivery, and be addressed as follows:

         To Mortgagee at:

         Hudson United Bank
         1000 McArthur Boulevard
         Mahwah, New Jersey 07430
         Attention: Mortgage Department

         To Mortgagor at:

         Jaclyn, Inc.
         635 59th Street
         West New York, New Jersey 07093
         Attention:  Anthony Christon, Chief Financial Officer

         With Copy to:

         Jenkens & Gilchrist Parker Chapin LLP
         The Chrysler Building
         405 Lexington Avenue
         New York, New York 10174
         Attention:  William D. Freedman, Esq.

         Three (3) days following the date of deposit of a notice in a United States Post Office with postage thereon prepaid shall be considered as the date of giving or serving of the notice. Either party may change the place at which notice is to be given to it by a notice served upon the other party in accordance with this section.

     Inspection; Appraisal. Mortgagee shall have the right to appraise and/or re-appraise (both prior to and during the term of the Note) any premises, assets, or rights of Mortgagor in any federally related transaction as defined under Title XI of the Financial Institutions, Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") (12 U.S.C. 3310 et seq.). Upon the occurrence of a default in connection with any of the terms and conditions of the Loan Documents, which has continued beyond any applicable grace and/or notice period, Mortgagor shall reimburse Mortgagee for all fees, costs, expenses or charges incurred by Mortgagee in engaging any such appraiser or reviewing and documenting such appraisal or reappraisal, and such fees shall be payable on demand.

         Mortgagor agrees to: (l) provide any information as reasonably requested by Mortgagee in order to perform the appraisal or reappraisal; and (2) permit Mortgagee's designated appraiser access to the premises or other assets at any reasonable time for the purpose of conducting the appraisal or reappraisal.

     Binding Agreement. The provisions of this Mortgage shall be binding upon Mortgagor, its successors and/or assigns and shall inure to the benefit of Mortgagee, its successors and assigns. The terms and conditions of the Commitment are hereby made a part hereof as if set forth at length herein and they shall survive the execution of this Mortgage. Throughout this Mortgage, the masculine gender shall be deemed to include the feminine or neuter gender, as the case may be, and the singular, the plural.

     IN WITNESS WHEREOF, Mortgagor has hereunto set its hand and seal the day and year first above written.

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

MORTGAGOR ACKNOWLEDGES RECEIPT OF A TRUE COPY OF THIS MORTGAGE
WITHOUT CHARGE.

WITNESS:                                    Jaclyn, Inc.



--------------------------                  by --------------------------------
David S. Yanagisawa                            Anthony Christon
                                               CFO and Treasurer

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

STATE OF NEW JERSEY      }
                         }ss.:
COUNTY OF PASSAIC        }



         I CERTIFY that on the 14th day of August 2002, Anthony Christon personally appeared before me and acknowledged under oath, to my satisfaction, that this person:

         (a) is the CFO and Treasurer of Jaclyn, Inc., a Delaware corporation, the corporation named in this document;

         (b) he personally signed the attached document; and

         (c) he signed, sealed and delivered this document as her voluntary act and deed and as the voluntary act and deed of the corporation.


                                        --------------------------------------
                                                         Notary

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

                                   SCHEDULE A

                             DESCRIPTION OF PREMISES

















                                       21